Accountants' Consent

The Board of Directors
Synovus Financial Corp.:

     We consent to the incorporation by reference in the registration statement on Form S-8 of Synovus Financial Corp. of our report dated January 11, 1999, relating to the consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Synovus Financial Corp.


                                                           KPMG LLP

                                                          /s/KPMG LLP


Atlanta, Georgia
September 28, 1999


















                                  Exhibit 23.1